THOMAS F. PRISBY, CHAIRMAN

CFS Bancorp, Inc.
707 Ridge Road, Munster, Indiana 46321-1678

May 19, 2008
FOR IMMEDIATE RELEASE

CONTACT:    Thomas F. Prisby, Chairman of the Board and Chief Executive Officer
2l9-836-5500

CFS Bancorp, Inc. Announces Completion of Stock Repurchase Program

Munster, IN, May 19, 2008 – CFS Bancorp, Inc. (Nasdaq: CITZ) (“the Company”) today announced the completion of its tenth stock repurchase program for 600,000 shares of its common stock which were repurchased by the Company at an average cost per share of $14.66.  Since the Company’s initial public offering in July 1998, a total of 14,042,891 shares of common stock have been repurchased at an average price of $12.23 per share.

The Company continues to repurchase common shares under its eleventh stock repurchase program previously announced on March 20, 2008.  Under this program, the Company may repurchase up to 530,000 additional shares of its common stock.  As of this date, the Company has repurchased 70,119 common shares at an average cost of $14.51 under this program.

At May 16, 2008, there were 10,672,617 shares of the Company’s common stock outstanding.

CFS Bancorp, Inc. is the parent of Citizens Financial Bank, a $1.2 billion asset federal savings bank.  Citizens Financial Bank is an independent bank that provides business and personal banking services and currently operates 22 offices throughout adjoining markets in Chicago’s Southland and Northwest Indiana. The Company maintains a website at www.citz.com.

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